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                                                                   Exhibit 10.21



                                    AGREEMENT
                                    ---------


     THIS AGREEMENT (the "Agreement") is entered into by and among FLEMING COMPANIES, INC. ("Fleming"), MALONE & HYDE, INC. ("Malone & Hyde" and collec-tively with Fleming the "Companies") and ROBERT F. HARRIS (the "Consultant"), this ___ day of __________, 1993.

     In consideration of the mutual covenants set forth and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Companies agree as follows:

                                    ARTICLE I

                              AGREEMENT AND RELEASE
                              ---------------------

     1.1 AGREEMENT AND COBRA. The Companies and the Consultant have reached a mutual understanding with respect to Consultant's retirement from active employment with the Companies. Consultant's duties shall cease effective January 22, 1994 (the "Effective Date") at which time he shall assume the duties of a consultant as provided in Article II below. Until the Effective Date Consultant shall receive his normal salary and benefits. Upon the termination of Consultant's employment on the Effective Date, Consultant shall be offered continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA").

     1.2 OUTPLACEMENT SERVICES AND COOPERATION. From January 22, 1994, through December 31, 1994 (the "Consulting Period") the Companies shall provide Consultant with outplacement services at their expense. Consultant shall continue to cooperate with the Companies during the Consulting Period and so long thereafter as requested by the Companies on ongoing business matters and litigation of the Companies, including specifically the LaGatta litigation pending in federal court in Nashville and the Taylor litigation pending in state court in Shreveport, Louisiana.

     1.3 AUTOMOBILE. On January 22, 1994, or as soon thereafter as practicable, Malone & Hyde will transfer to Consultant full ownership of and clear title to the Buick Park Avenue automobile now being used by Consultant without charge or cost to Consultant except for income or other taxes arising from the transfer, which will be Consultant's responsibility. Thereafter, all costs of ownership, operation, maintenance, and insurance of the car shall be the responsibility of Consultant. Title papers will be transferred to Consultant as soon as practicable.

     1.4 1994 VACATION. Consultant shall in 1994 take his vacation earned in 1993 only after June 1, 1994, or in lieu thereof at Consultant's option, Companies shall pay Consultant on June 1, 1994, for such vacation (the "Vacation Pay").

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     1.5  PENSION.  Beginning January 1, 1995, Consultant will receive (i) for his lifetime only, a pension of $25,766 annually (ii) until Consultant is age 62, a social security bridge for Consultant and his spouse of $17,544 annually. Beginning January 22, 1994, Consultant will receive pre-medicare insurance until both Consultant and his spouse are eligible for medicare so long as Consultant does not elect COBRA coverage or become employed elsewhere.

     1.6 RELEASE. In consideration of the provisions of this Agreement, Consultant hereby releases the Companies, their subsidiaries, affiliates and related companies, and their employees, officers, directors, and agents from any liability, claim or cause of action arising out of or related to his employment with, or the termination of his employment from, the Companies.

     In agreeing to and signing this release, Consultant recognizes that he is waiving any right he may have to file any lawsuits against the Companies, their subsidiaries, affiliates and related companies, and their employees, officers, directors, and agents or to collect any financial or other award as the result of any claims made with any state or federal agencies, or to make any claims whatsoever against the Companies, their subsidiaries, affiliates and related companies, and their employees, officers, directors, and agents, including any claim Consultant has that he was discriminated against because of his race, sex, national origin, physical disability, religion or age in violation of the Title VII of the Civil Rights Act, or the Age Discrimination in Employment Act (enforced by the Equal Employment Opportunity Commission) or the Fair Employment Statutes of Tennessee, Tenn. CA SECTION 4-21-101 et seq., CA SECTION 50-2-201 et seq. and CA SECTION 8-50-103 et seq. (enforced by the Tennessee Human Rights Commission and the Tennessee Commission for Human Development).

     1.7 OLDER WORKERS BENEFIT PROTECTION ACT. Consultant acknowledges that he has been advised of his rights to seek the services of legal counsel and that the Companies have encouraged him to do so. Consultant further acknowledges that he has up to twenty-one (21) days from the date of this Agreement and receipt of the Companies' offer as set forth herein, or through December __, 1993, to accept the offer. If Consultant accepts the Companies' offer, such acceptance shall be manifested by his signing of this Agreement. Consultant also understands that he has seven (7) days from his signing of this Agreement within which to change his mind, after which this Agreement becomes final and binding on all parties.

     1.8 RESIGNATION. As of the Effective Date, Consultant hereby resigns from each elected or appointed position he holds with Fleming, Malone & Hyde, and their subsidiaries.

                                   ARTICLE II

                              CONSULTING ENGAGEMENT
                              ---------------------

     2.1 CONSULTING ENGAGEMENT. The Companies hereby engage Consultant as a consultant and advisor and Consultant agrees to accept such engagement for the Consulting Period upon the terms and conditions set forth herein. During the Consulting Period, Consultant agrees to act to the best of his ability the service of the Companies; provided, however, nothing contained herein shall prevent Consultant from engaging in other endeavors not in conflict with the business of the Companies or their subsidiaries or his duties and responsibilities under this Agreement or in violation of Section 2.6 of this Agreement.

                                      -88-

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     2.2  CONSULTING DUTIES.  Consultant shall take direction from Jerry Austin or Bob Stauth or their designee. During the Consulting Period, Consultant shall render such service and promote the name and goodwill of the Companies as they may reasonably request so that the Companies may have the benefit of Consultant's experience and knowledge of the business and affairs of the Companies and his reputation and contacts in the Companies' businesses. Consultant agrees that he will be available for advice and counsel to the officers and directors of the Companies at all reasonable times by telephone, letter, or in person during the Consulting Period.

     2.3 STATUS OF CONSULTANT. Consultant shall be an independent contractor and not an "associate" or "employee" of the Companies. Accordingly, the Companies shall not withhold amounts of applicable federal and state income, withholding and employment taxes from the fees to be paid Consultant hereunder unless otherwise required by law. Consultant shall be solely responsible for and shall pay all of such taxes.

     2.4 TERM. The term of the Consulting Period shall commence on January 22, 1994 and end on December 31, 1994.

     2.5 CONSULTING FEE; EXPENSES. In recognition of the valuable and meritorious services performed on behalf of the Companies by Consultant throughout the years in which he has served the Companies as an officer and associate, and in consideration of Consultant's agreeing to make himself reasonably available to render to the Companies the services provided in Section 2.2, during the Consulting Period Consultant shall receive a consulting fee (the "Consulting Fee") of One Hundred Eighty-Nine Thousand Seven Hundred Eighty-Six Dollars ($189,786) payable in installments of $36,150 on January 22, 1994, and in equal installments of Fifty-One Thousand Two Hundred Twelve Dollars ($51,212) each on April 1, 1994, July 1, 1994 and October 1, 1994.

          In addition, Consultant shall be reimbursed for all reasonable business and travel expenses incurred by Consultant for the benefit of the Companies, in accordance with the policies of the Companies with respect to key management associates, as approved by the Chief Financial Officer of Fleming.

     2.6 NONCOMPETITION COVENANT. During the Consulting Period, Consultant shall not directly or indirectly, own, manage, operate, join, advise, control or otherwise engage or participate in or be connected as an employee, partner, investor, stockholder, creditor, guarantor, advisor or consultant in, the busi-ness of selling or distributing food and related products, groceries, frozen foods, dairy, health and beauty care and general merchandise products, or associated items at retail or wholesale (the "Food Business"), to any person or any entity; provided, however, Consultant may hold stock representing up to five percent of the equity of a company engaged in the Food Business. In the event that Consultant violates this paragraph, Consultant shall forfeit all of the unpaid portion of the Consulting Fee and shall be required to reimburse the Companies for any portion of the Consulting Fee paid to Consultant prior to such breach.



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                                   ARTICLE III

                                   TERMINATION
                                   -----------

     3.1 TYPES OF TERMINATION. This Agreement may be terminated prior to December 31, 1994 as follows:

          3.1.1 DEATH OR DISABILITY. By the Companies upon the death or Disability of Consultant. Disability means Consultant has been totally incapacitated by bodily injury or physical or mental disease so as to be prevented from engaging in any comparable occupation or employment for remuneration or profit, and such total incapacity will, in the opinion of a qualified physician who has been approved by Consultant (or if applicable, the person legally empowered to make such decisions on behalf of the Consultant) and Fleming, be permanent and continuous during the remainder of the Consultant's life.

          3.1.2 CAUSE. By the Companies for Cause. Cause means (i) the conviction of the Consultant of a felony under federal, state or local criminal law, or (ii) willful and gross misconduct by the Consultant that is materially detrimental to the Companies or their subsidiaries, or (iii) a violation by the Consultant of Sections 2.6 and 4.1 hereof, each as determined in good faith by a written resolution adopted by the affirmative vote of at least two-thirds of all Fleming directors.

          3.1.3 INVOLUNTARY TERMINATION. An Involuntary Termination by the Companies, meaning for reasons other than Cause, the Consultant's death or Disability.

          3.1.4 VOLUNTARY TERMINATION. A Voluntary Termination, meaning by Consultant for reasons other than Cause, the Consultant's death or Disability.

     3.2 NOTICE OF TERMINATION. Any termination by one party shall be communicated by a written notice to the other party in accordance with the terms of this Agreement. The notice must (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth the facts claimed as the basis for the termination, (c) if applicable, include a copy of the resolution of the Fleming Board of Directors, and (d) specify a date of termination, which date shall be the last day of the month of such notice.

     3.3  OBLIGATIONS OF THE COMPANIES UPON TERMINATION.

          3.3.1 DEATH OR DISABILITY. In the event of the death of the Consultant, the Companies shall continue to pay (a) the Consulting Fee during the Consulting Period and (b) to the extent not already taken or paid, the Vacation Pay, to the Consultant's legal representative. In the event of the Disability of the Consultant, the Companies shall continue to pay (a) the Consulting Fee during the Consulting Period and (b) to the extent not already taken or paid, the Vacation Pay, to the Consultant or his legal representative. In either event, any approved expenses due under Subsection 2.5 not reimbursed by the Companies shall be paid to the Consultant or his legal representative. In either event, with the exception of the Consulting Fee and the Vacation Pay, the Companies shall have no further obligation to Consultant or his legal representative pursuant to this Agreement.

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          3.3.2     CAUSE.  If this Agreement is terminated for Cause, the
Companies shall have no further obligation to the Consultant from the date of Fleming's determination that Cause exists except for Vacation Pay to the extent not already taken or paid.

          3.3.3 VOLUNTARY TERMINATION. If this Agreement is terminated voluntarily by the Consultant, the Companies shall have no further obligation to the Consultant from the date of such Voluntary Termination except for Vacation Pay to the extent not already taken or paid.

          3.3.4 INVOLUNTARY TERMINATION. If this Agreement is terminated because of Involuntary Termination, the Companies shall continue to pay (a) the Consulting Fee during the Consulting Period and (b) to the extent not already taken or paid, the Vacation Pay, to the Consultant notwithstanding such termination.

                                   ARTICLE IV

                                 GENERAL MATTERS
                                 ---------------

     4.1 CONFIDENTIAL INFORMATION. Consultant shall hold in a fiduciary capacity for the benefit of the Companies all secret or confidential information, knowledge or data relating to the Companies or any of their subsidiaries, and their respective businesses, which is known to Consultant and which shall not be or become public knowledge. After termination of this Agreement, Consultant shall not, without the prior written consent of the Companies, communicate or divulge any such information, knowledge or data to anyone other than the Companies and those designated by it unless required by law.

     4.2 ASSIGNMENT. This Agreement is personal to Consultant and without the prior written consent of the Companies shall not be assignable by Consultant.

     4.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

     4.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO CONSULTANT:
          ----------------

          Robert F. Harris
          775 Pleasant Grove Road
          Route 1, Box 188
          Moscow, Tennessee 38057

          IF TO THE COMPANIES:
          ___________________

          Fleming Companies, Inc.
          6301 Waterford Boulevard
          P.O. Box 26647
          Oklahoma City, Oklahoma 73126

          Attention: Robert E. Stauth
                     President and Chief Executive Officer
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or such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

     IN WITNESS WHEREOF, Consultant has hereunto set his hand and the Companies have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.
Consultant:

                         _________________________________
                         Robert F. Harris


Companies:     FLEMING COMPANIES, INC.


                         By______________________________
                           Robert E. Stauth, President
                           and Chief Executive Officer


          MALONE & HYDE, INC.


                         By______________________________
                           David R. Almond
                           Vice President-Secretary












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